Global Crossing Announces
Second Quarter 2008 Financial Results

  Consolidated revenue grew for the ninth consecutive quarter.
  "Invest and grow" revenue grew 26 percent year over year and 6 percent sequentially to $546 million.
  Consolidated revenue grew 19 percent year over year and 4 percent sequentially to $653 million.
  "Invest and grow" adjusted gross margin grew 33 percent year over year and 6 percent sequentially to $334 million.
  Adjusted cash EBITDA grew 15 percent sequentially to $77 million.
  All segments (ROW, GCUK, GC Impsat) reported growth in revenue, adjusted gross margin and positive adjusted cash EBITDA.

FOR IMMEDIATE RELEASE: TUESDAY, AUGUST 5, 2008

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today reported its unaudited consolidated financial and operational results for the second quarter of 2008.

Summary

Global Crossing's consolidated revenue grew 19 percent year over year to $653 million for the second quarter of 2008, and adjusted gross margin was $347 million or 53 percent of revenue. Revenue from the company's "invest and grow" category - namely that part of the business focused on serving global enterprises and carrier customers, excluding wholesale voice - increased 26 percent year over year to $546 million. Adjusted cash EBITDA was $77 million, and the company generated $15 million in cash from operating activities. Adjusted cash EBITDA and adjusted gross margin are non-GAAP measures which are defined and reconciled below.

"We delivered solid results in the second quarter of 2008, as we continued to manage the business for profitable growth while aggressively managing our costs," said John Legere, Global Crossing's chief executive officer.  "We're executing our strategy amid market trends that support strong demand for our services, resulting in positive momentum for our business and continued financial progress."

Revenue and Margin

Note: Global Crossing acquired Impsat Fiber Networks on May 9, 2007. References made to segment "invest and grow" revenue and costs are gross of intersegment eliminations as reported in the attached financial tables.

Global Crossing generated total consolidated revenue of $653 million in the second quarter of 2008. This compares with consolidated revenue of $630 million in the first quarter of 2008 and $547 million in the second quarter of 2007. The company's "invest and grow" category generated revenue of $546 million for the second quarter, an increase of $29 million or 6 percent sequentially and an increase of $114 million or 26 percent year over year. The sequential growth in "invest and grow" revenue was attributable to continued growth of the company's core services across all segments.

The company's "Rest of World" (ROW) segment reported $283 million of "invest and grow" revenue, an improvement of $18 million or 7 percent sequentially and $45 million or 19 percent on a year-over-year basis. The company's GCUK segment reported $154 million in "invest and grow" revenue, a sequential increase of $4 million or 3 percent and a year-over-year increase of $15 million or 11 percent. GC Impsat segment generated "invest and grow" revenue of $113 million, a sequential increase of $8 million or 8 percent.

The company continues to manage its wholesale voice business for margin. This business generated $106 million of revenue in the quarter, a decrease of $6 million compared to the first quarter of 2008 and a decrease of $8 million on a year-over-year basis. Wholesale voice adjusted gross margin remained relatively flat compared to the second quarter of 2007, declining by $1 million to $12 million.

The company's order levels remain healthy, building a foundation for continued revenue growth. New orders per month during the second quarter continued at levels comparable to the first quarter of this year.

For the second quarter, Global Crossing reported consolidated adjusted gross margin of $347 million or 53 percent of revenue. This compares with $331 million or 53 percent in the first quarter of 2008 and $266 million or 49 percent in the second quarter of 2007. The company's "invest and grow" business generated $334 million of adjusted gross margin or 61 percent of revenue during the second quarter. This compares with "invest and grow" adjusted gross margin of $314 million or 61 percent in the first quarter of 2008 and $252 million or 58 percent in the second quarter of 2007. Excluding the impact of GC Impsat, adjusted gross margin expanded as a percentage of revenue on a year-over-year basis.

Costs

Cost of access expense for the second quarter was $306 million, compared with $299 million for the first quarter of 2008 and $281 million for the second quarter of 2007. Cost of access expense increased by $7 million on a sequential basis on consolidated revenue growth of $23 million.

Cost of revenue -- which includes cost of access; technical real estate, network and operations; third party maintenance; and cost of equipment sales -- increased to $464 million in the second quarter, compared with $453 million in the first quarter of 2008 and $430 million in the second quarter of 2007. Cost of revenue as a percentage of revenue totaled 71 percent during the quarter. This compares with 72 percent in the first quarter of 2008 and 79 percent in the second quarter of 2007.

Excluding cost of access, cost of revenue was $158 million in the second quarter of 2008, compared with $154 million in the first quarter of 2008 and $149 million in the second quarter of 2007. The sequential increase in these costs resulted primarily from an increase in rent and utility charges. Excluding the impact of GC Impsat, these costs declined on a year-over-year basis even after higher facilities costs associated with establishment of the company's European collocation business.

Sales, general and administrative (SG&A) expenses were essentially flat on a sequential basis at $133 million in the second quarter and increased by $5 million compared to the second quarter of 2007. SG&A as a percentage of revenue was 20 percent, compared to 21 percent in the first quarter of 2008 and 23 percent in the second quarter of 2007. The second quarter of 2007 included severance expenses of $14 million. Excluding the impact of GC Impsat and the severance expenses referenced above, SG&A grew $3 million on a year-over-year basis primarily due to higher salaries and benefits.

Earnings
Global Crossing reported adjusted cash EBITDA of $77 million in the second quarter of 2008, compared with $67 million in the prior quarter and $8 million in the second quarter of 2007.

For the second quarter of 2008, all segments reported positive adjusted cash EBITDA. GCUK, ROW and GC Impsat segments generated $39 million, $6 million and $32 million of adjusted cash EBITDA, respectively.

Global Crossing's consolidated net loss applicable to common shareholders was $89 million for the second quarter of 2008, compared with a loss of $70 million in the first quarter of 2008 and a loss of $101 million in the second quarter of 2007. The sequential increase was primarily due to lower foreign exchange gains compared to the prior quarter, as well as an increase in the provision for income taxes due to increasing taxable income in certain countries as a result of the company's strong revenue growth.

Cash and Liquidity

As of June 30, 2008, Global Crossing had $377 million of cash and cash equivalents, including $59 million of restricted cash and cash equivalents.

Cash flow provided by operating activities for the second quarter was $15 million, including $49 million in cash interest paid and $31 million in proceeds from the sale of Indefeasible Rights of Use (IRUs) and prepaid services. The company used $66 million for capital expenditures including principal payments on capital leases and vendor debt financing. The company's net decrease in unrestricted cash and cash equivalents in the second quarter was $44 million.

Note regarding GC Brazil transfer

During the second quarter, Global Crossing transferred its GC Brazil operations from its ROW segment to its GC Impsat segment and in accordance with SFAS No. 141, "Business Combinations," since the transfer is between entities under common control, the company is required to retroactively restate its GC Impsat segment results to include GC Brazil in those results and similarly remove GC Brazil from its ROW segment results for all periods presented.

Guidance

The following table is provided for informational purposes only and represents the company's 2008 guidance as provided on March 12, 2008.

Metric	2008 Guidance
($ in millions)
Revenue	$2,570 - $2,675
Adjusted Cash EBITDA	$320 - $380
Cash Use	($85) - ($35)

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached schedules include definitions of Global Crossing's adjusted cash EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
The company will hold a conference call on Tuesday, August 5, 2008 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 346 6507 or +44 (0) 870 001 3146. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Tuesday, August 5, 2008 beginning at 11:00 a.m. EDT and will be accessible until Tuesday, August 12, 2008 at 11:00 a.m. EDT.  To access the replay, North American callers should dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21389022. Callers in the United Kingdom should dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21389022.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world's first integrated global IP-based network. Its core network connects approximately 390 cities in more than 30 countries worldwide, and delivers services to approximately 690 cities in more than 60 countries and 6 continents around the globe. The company's global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world's enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive.  The company offers a full range of data, voice and security products to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.  Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services.  Global Crossing was the first global communications provider with IPv6 natively deployed in both its private and public backbone networks.

Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; our expectation to arrange a material amount of equipment financings, which will depend on credit market conditions which have continued to tighten over the past year; greater than anticipated increases in operating expenses and capital expenditures needed to support the company's revenue growth; the company's reliance on cash generated by individually significant prepayments for services; demands from access vendors to reduce the company's days payable outstanding; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; failure to achieve expected synergies or operating results resulting from the acquisition of Impsat; possible violations of the Foreign Corrupt Practices Act, particularly by Impsat and other acquired businesses; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations, including currency exchange-related risks; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to significant contingent liabilities; and other risks referenced from time to time in the company's and GC Impsat's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

Becky.Yeamans@globalcrossing.com

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Suzanne Lipton

+ 1 800 836 0342

glbc@globalcrossing.com

Gino Mathew

+1 973 937 0133

Gino.Mathew@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Global Crossing Limited and Subsidiaries															Table 1
Unaudited Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin
($ in millions)

	Quarter Ended June 30, 2008					Quarter Ended March 31, 2008					Quarter Ended June 30, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total
							(as restated2)	(as restated2)	(as restated2)			(as restated2)	(as restated2)	(as restated2)
Revenues:
Enterprise, carrier data and indirect channels	$ 154	$ 110	$ 282	$ -	$ 546	$ 150	$ 104	$ 263	$ -	$ 517	$ 139	$ 56	$ 237	$ -	$ 432
Wholesale voice	3	2	101	-	106	3	2	107	-	112	2	1	111	-	114
Other	-	-	1	-	1	-	-	1	-	1	-	-	1	-	1
Intersegment revenue	-	3	1	(4)	-	-	1	2	(3)	-	-	1	1	(2)	-
Consolidated revenues	$ 157	$ 115	$ 385	$ (4)	$ 653	$ 153	$ 107	$ 373	$ (3)	$ 630	$ 141	$ 58	$ 350	$ (2)	$ 547

Cost of access:
Enterprise, carrier data and indirect channels	$ (46)	$ (25)	$ (141)	$ -	$ (212)	$ (44)	$ (24)	$ (135)	$ -	$ (203)	$ (40)	$ (13)	$ (127)	$ -	$ (180)
Wholesale voice	(2)	(2)	(90)	-	(94)	(2)	(2)	(92)	-	(96)	(1)	(1)	(99)	-	(101)
Other	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Intersegment cost of access	-	(1)	(2)	3	-	-	(2)	(1)	3	-	-	(1)	-	1	-
Consolidated cost of access	$ (48)	$ (28)	$ (233)	$ 3	$ (306)	$ (46)	$ (28)	$ (228)	$ 3	$ (299)	$ (41)	$ (15)	$ (226)	$ 1	$ (281)

Adjusted Gross Margin:
Enterprise, carrier data and indirect channels	$ 108	$ 85	$ 141	$ -	$ 334	$ 106	$ 80	$ 128	$ -	$ 314	$ 99	$ 43	$ 110	$ -	$ 252
Wholesale voice	1	-	11	-	12	1	-	15	-	16	1	-	12	-	13
Other	-	-	1	-	1	-	-	1	-	1	-	-	1	-	1
Intersegment adjusted gross margin	-	2	(1)	(1)	-	-	(1)	1	-	-	-	-	1	(1)	-
Consolidated adjusted gross margin	$ 109	$ 87	$ 152	$ (1)	$ 347	$ 107	$ 79	$ 145	$ -	$ 331	$ 100	$ 43	$ 124	$ (1)	$ 266

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008, Global Crossing Limited transferred its GC Brazil operations from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include GC Brazil operations and removed GC Brazil from ROW for all periods presented.

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc. (Impsat), and since that date Impsat's results have been consolidated into Global Crossing's results as part of GC Impsat.

Definition: Adjusted gross margin is revenue minus cost of access. See Table 4 for the reconciliation of adjusted gross margin to gross margin.

Global Crossing Limited and Subsidiaries															Table 2
Unaudited Consolidated Statements of Operations
($ in millions)

	Quarter Ended June 30, 2008					Quarter Ended March 31, 2008					Quarter Ended June 30, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total
							(as restated2)	(as restated2)	(as restated2)			(as restated2)	(as restated2)	(as restated2)
REVENUE	$ 157	$ 115	$ 385	$ (4)	$ 653	$ 153	$ 107	$ 373	$ (3)	$ 630	$ 141	$ 58	$ 350	$ (2)	$ 547
Cost of revenue
Cost of access	(48)	(28)	(233)	3	(306)	(46)	(28)	(228)	3	(299)	(41)	(15)	(226)	1	(281)
Real estate, network and operations	(24)	(17)	(67)	1	(107)	(25)	(14)	(65)	-	(104)	(26)	(7)	(69)	1	(101)
Third party maintenance	(9)	(4)	(15)	-	(28)	(9)	(5)	(13)	-	(27)	(9)	(4)	(12)	-	(25)
Cost of equipment sales	(17)	(3)	(3)	-	(23)	(18)	(2)	(3)	-	(23)	(14)	(2)	(7)	-	(23)
Total cost of revenue	(98)	(52)	(318)	4	(464)	(98)	(49)	(309)	3	(453)	(90)	(28)	(314)	2	(430)
Selling, general and administrative	(22)	(34)	(77)	-	(133)	(20)	(32)	(80)	-	(132)	(23)	(18)	(87)	-	(128)
Depreciation and amortization	(21)	(21)	(42)	-	(84)	(22)	(18)	(36)	-	(76)	(20)	(10)	(33)	-	(63)
OPERATING INCOME (LOSS)	16	8	(52)	-	(28)	13	8	(52)	-	(31)	8	2	(84)	-	(74)
OTHER INCOME (EXPENSE)
Interest expense, net	(16)	(10)	(17)	-	(43)	(15)	(7)	(18)	-	(40)	(15)	(4)	(22)	-	(41)
Other income (expense), net	1	4	3	-	8	-	(1)	21	-	20	3	(5)	26	-	24
INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	1	2	(66)	-	(63)	(2)	-	(49)	-	(51)	(4)	(7)	(80)	-	(91)
Net gain on preconfirmation contingencies	-	-	4	-	4	-	-	-	-	-	-	-	-	-	-
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	1	2	(62)	-	(59)	(2)	-	(49)	-	(51)	(4)	(7)	(80)	-	(91)
Provision for income taxes	(1)	(11)	(17)	-	(29)	-	(5)	(13)	-	(18)	-	(2)	(7)	-	(9)
NET LOSS	-	(9)	(79)	-	(88)	(2)	(5)	(62)	-	(69)	(4)	(9)	(87)	-	(100)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	-	(1)
LOSS APPLICABLE TO COMMON SHAREHOLDERS	$ -	$ (9)	$ (80)	$ -	$ (89)	$ (2)	$ (5)	$ (63)	$ -	$ (70)	$ (4)	$ (9)	$ (88)	$ -	$ (101)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008, Global Crossing Limited transferred its GC Brazil operations from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include GC Brazil operations and removed GC Brazil from ROW for all periods presented.

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc. (Impsat), and since that date Impsat's results have been consolidated into Global Crossing's results as part of GC Impsat.

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Adjusted Cash EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income (loss) applicable to common shareholders, which is the most directly comparable GAAP measure. Global Crossing's calculation of its Adjusted Cash EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Adjusted Cash EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted Cash EBITDA is an important aspect of the company's internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited												Table 3
Unaudited Reconciliation of Adjusted Cash EBITDA to Net Loss Applicable to Common Shareholders
($ in millions)

	Quarter Ended June 30, 2008				Quarter Ended March 31, 2008				Quarter Ended June 30, 2007
	GCUK	GC Impsat	ROW[1]	Total	GCUK	GC Impsat	ROW[1]	Total	GCUK	GC Impsat	ROW[1]	Total
						(as restated2)	(as restated2)			(as restated2)	(as restated2)
Adjusted Cash EBITDA	$ 39	$ 32	$ 6	$ 77	$ 38	$ 29	$ -	$ 67	$ 30	$ 12	$ (34)	$ 8
Non-cash stock compensation expense	(2)	(3)	(16)	(21)	(3)	(3)	(16)	(22)	(2)	-	(17)	(19)
Depreciation and amortization	(21)	(21)	(42)	(84)	(22)	(18)	(36)	(76)	(20)	(10)	(33)	(63)
Interest expense, net	(16)	(10)	(17)	(43)	(15)	(7)	(18)	(40)	(15)	(4)	(22)	(41)
Other income (expense), net	1	4	3	8	-	(1)	21	20	3	(5)	26	24
Net gain on preconfirmation contingencies	-	-	4	4	-	-	-	-	-	-	-	-
Income tax provision	(1)	(11)	(17)	(29)	-	(5)	(13)	(18)	-	(2)	(7)	(9)
Preferred stock dividends	-	-	(1)	(1)	-	-	(1)	(1)	-	-	(1)	(1)
Net loss applicable to common shareholders	$ -	$ (9)	$ (80)	$ (89)	$ (2)	$ (5)	$ (63)	$ (70)	$ (4)	$ (9)	$ (88)	$ (101)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008, Global Crossing Limited transferred its GC Brazil operations from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include GC Brazil operations and removed GC Brazil from ROW for all periods presented.

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc. (Impsat), and since that date Impsat's results have been consolidated into Global Crossing's results as part of GC Impsat.

Definition: Adjusted cash EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), net, net gain on pre-confirmation contingencies, preferred stock dividends and non-cash stock compensation.

Pursuant to the SEC's Regulation G, the following table provides reconciliation of adjusted gross margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure. Management believes that adjusted gross margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue. Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited and Subsidiaries															Table 4
Unaudited Reconciliation of Adjusted Gross Margin to Gross Margin
($ in millions)

	Quarter Ended June 30, 2008					Quarter Ended March 31, 2008					Quarter Ended June 30, 2007
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total
							(as restated2)	(as restated2)	(as restated2)			(as restated2)	(as restated2)	(as restated2)
Adjusted gross margin	$ 109	$ 87	$ 152	$ (1)	$ 347	$ 107	$ 79	$ 145	$ -	$ 331	$ 100	$ 43	$ 124	$ (1)	$ 266
Real estate, network and operations	(24)	(17)	(67)	1	(107)	(25)	(14)	(65)	-	(104)	(26)	(7)	(69)	1	(101)
Third party maintenance	(9)	(4)	(15)	-	(28)	(9)	(5)	(13)	-	(27)	(9)	(4)	(12)		(25)
Cost of equipment sales	(17)	(3)	(3)	-	(23)	(18)	(2)	(3)	-	(23)	(14)	(2)	(7)		(23)
Gross margin	$ 59	$ 63	$ 67	$ -	$ 189	$ 55	$ 58	$ 64	$ -	$ 177	$ 51	$ 30	$ 36	$ -	$ 117

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008, Global Crossing Limited transferred its GC Brazil operations from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include GC Brazil operations and removed GC Brazil from ROW for all periods presented.

On May 9, 2007, Global Crossing announced that it had acquired Impsat Fiber Networks Inc. (Impsat), and since that date Impsat's results have been consolidated into Global Crossing's results as part of GC Impsat.

Definition: Adjusted gross margin is revenue minus cost of access.

Global Crossing Limited		Table 5
Condensed Consolidated Balance Sheets
($ in millions, except share and per share data)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 318	$ 397
Restricted cash and cash equivalents - current portion	45	18
Accounts receivable, net of allowances of $65 and $52	363	345
Prepaid costs and other current assets	147	121
Total current assets	873	881
Restricted cash and cash equivalents - long term	14	35
Property and equipment, net of accumulated depreciation of $800 and $664	1,470	1,467
Intangible assets, net (including goodwill of $181 and $158)	214	193
Other assets	85	91
Total assets	$ 2,656	$ 2,667

LIABILITIES:
Current liabilities:
Short term debt	$ 2	$ -
Accounts payable	293	286
Accrued cost of access	113	107
Current portion of long term debt	22	26
Accrued restructuring costs - current portion	17	17
Deferred revenue - current portion	169	164
Other current liabilities	442	395
Total current liabilities	1,058	995
Long term debt	1,253	1,249
Obligations under capital leases	115	123
Deferred revenue	287	262
Accrued restructuring costs	20	20
Other deferred liabilities	73	81
Total liabilities	2,806	2,730

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
56,049,062 and 54,552,045 shares issued and outstanding as of
June 30, 2008 and December 31, 2007, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued to controlling shareholder and outstanding	2	2
Additional paid-in capital	1,369	1,307
Accumulated other comprehensive loss	(34)	(42)
Accumulated deficit	(1,488)	(1,331)
Total shareholders' deficit	(150)	(63)
Total liabilities and shareholders' deficit	$ 2,656	$ 2,667

Global Crossing Limited		Table 6
Unaudited Condensed Consolidated Statements of Cash Flows
($ in millions)

	Six Months Ended
	June 30,
	2008	2007

Cash flows provided by (used in) operating activities:
Net loss	$ (157)	$ (220)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on sale of property and equipment	-	1
Loss on sale of marketable securities	3	-
Gain on settlement of contracts due to Impsat acquisition	-	(27)
Non-cash income tax provision	27	18
Non-cash stock compensation expense	43	34
Depreciation and amortization	160	113
Provision for doubtful accounts	5	3
Amortization of prior period IRUs	(7)	(5)
Gain on preconfirmation contingencies	(4)	-
Change in long term deferred revenue	32	46
Change in operating working capital	(25)	(83)
Other	(37)	4
Net cash provided by (used in) operating activities	40	(116)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(92)	(77)
Purchases of marketable securities	(11)	-
Proceeds from sale of property and equipment	4	-
Proceeds from sale of marketable securities	12	4
Payment for Impsat, net of cash acquired	-	(75)
Change in restricted cash and cash equivalents	(6)	(53)
Net cash used in investing activities	(93)	(201)

Cash flows provided by (used in) financing activities:
Proceeds from long term debt	7	597
Repayment of capital lease obligations	(29)	(20)
Repayment of long term debt	(9)	(238)
Proceeds from exercise of stock options	1	3
Finance costs incurred	-	(23)
Cash flows provided by (used in) financing activities	(30)	319

Effect of exchange rate changes on cash and cash equivalents	4	1
Net increase (decrease) in cash and cash equivalents	(79)	3

Cash and cash equivalents, beginning of period	397	459
Cash and cash equivalents, end of period	$ 318	$ 462
Non cash investing and financing activities:
Capital lease and debt obligations incurred	$ 27	$ 43
Accrued interest converted to convertible notes	$ -	$ 6